Exhibit 23.2

DarkPulse, Inc.

New York, New York

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of DarkPulse, Inc. of our report dated April 15, 2022, relating to the consolidated financial statements of DarkPulse, Inc., which is contained in the Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Urish Popeck & Co., LLC

Urish Popeck & Co., LLC

Pittsburgh, Pennsylvania

April 19, 2022